NEWS RELEASE

Contact: Scott Lamb 208-665-0777

COEUR REPORTS RECORD RESULTS FOR SECOND QUARTER OF 2006

— HIGHLIGHTS —

•	Record quarterly net income of $32.6 million, or $0.11 per diluted share including effects of discontinued operations
•	Record quarterly cash provided by operations of $32.0 million
•	24% increase in silver production from continuing operations quarter-over-quarter
•	Strategic sale of Coeur Silver Valley helps reduce silver cash production cost for continuing operations to $3.03 per ounce, a 38% decline quarter-over-quarter
•	3.5 million ounces of total consolidated silver production
•	29,097 ounces of gold production
•	20% increase in contained silver mineral reserve ounces at Broken Hill

COEUR D’ALENE, Idaho – August 1, 2006 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today reported all-time record quarterly net income of $32.6 million, or $0.11 per diluted share, for the second quarter of 2006, compared to a net loss of $1.7 million, or $0.01 per diluted share, for the year-ago period.  Cash provided by operations was an all-time quarterly record of $32.0 million, compared to $9.1 million of cash used by operations in the year-ago quarter.

Results for the second quarter of 2006 include the favorable impact of the company’s strategic sale of 100% of the shares of Coeur Silver Valley (CSV), specifically a one-time pre-tax gain of $11.2 million. The quarter also includes pre-tax income of $1.4 million from CSV operations at the Galena mine. Excluding the one-time gain and the income from Galena, the company’s net income in the second quarter of 2006 was still a record $20.1 million, or $0.07 per diluted share.

For the first six months of 2006, the company reported record net income of $47.0 million, or $0.16 per diluted share, compared to a net loss of $2.8 million, or $0.01 per share, for the same period of 2005. Excluding the one-time gain mentioned above and $2.0 million of pretax income from discontinued operations, the company’s net income for the first six months of 2006 was still a record $33.9 million, or $0.12 per diluted share.

Metal sales from continuing operations in the second quarter of 2006 increased 61 percent to $54.0 million from $33.5 million in the year-ago quarter.   Metal sales from continuing operations for the first six months of 2006 increased 50 percent to $98.9 million from $65.7 million in the year-ago period.

In commenting on the company’s performance relative to the year-ago quarter, Dennis E. Wheeler, Chairman, President and Chief Executive Officer, said, “The company’s operating performance improved sharply due to improvement in nearly all of our key business indicators. Specifically, the company reported higher silver production, lower per-ounce cash production costs for silver, and sharply higher realized prices for silver and gold.”

Second Quarter 2006 Results (August 1, 2006)	Page 1 of 12

Wheeler added, “During the quarter, we completed the profitable sale of our interest in Coeur Silver Valley as part of our strategy to focus our growth on lower cost, longer-life mines. That transaction generated $15 million in cash for the company. At the same time, by eliminating the highest-cost mine in our system, where silver cash production costs were recently running above $10 per ounce, the transaction contributed to a significant reduction in the company’s overall per-ounce silver cash production cost. We are pleased that we not only met our strategic objective with this sale but that we also reported an increase in silver production from continuing operations due largely to strong performance at Cerro Bayo combined with the ounces generated by our Australian interests.”

Wheeler said, “Gold and silver prices have remained at the kind of robust levels that enable the company to generate healthy income and cash flow. Our bullish view of the precious metals markets remains unchanged. Growth in silver demand appears to be particularly robust in the industrial sector, and we expect healthy price levels to continue. At the same time, we are counting on strong operating performance by our mines in the second half of the year and expect to see silver production at noticeably higher levels than in the first half, with the Cerro Bayo and Rochester mines, in particular, setting the pace.”

Highlights by Individual Property

•	Rochester (Nevada) – Silver cash cost per ounce declined by 66 percent, relative to the year-ago quarter, due to a 27 percent increase in gold production. Silver production was down modestly due to the short-term impact of heavy rains that affected silver in the solution flow.
•	Cerro Bayo (Chile) – Silver production was 53 percent above the level of the first quarter of 2006 as grades returned to more typical levels as planned. At $1.82, silver cash cost per ounce in the second quarter of 2006 was the lowest in the Coeur system and was significantly below that reported for the first quarter of 2006 due largely to higher silver production. Silver production was 14 percent above that of a year ago due to an increase in tons milled. Gold production declined relative to the year-ago period due to lower grades. Lower gold production resulted in a reduced by-product credit, which caused silver cash cost per ounce to increase relative to the year-ago quarter.
•	Martha (Argentina) – Silver and gold production were above the levels of the year-ago quarter – and sharply above the levels of the first quarter of 2006 – primarily because the operation encountered grades for both metals that were much higher than forecast in the mine plan. Silver cash cost per ounce increased relative to the year-ago period due to higher royalties resulting from higher market prices.
•	Endeavor (Australia) — Silver production was above the level of the second quarter of 2005 because year-ago results reflected only one month of production data following Coeur’s acquisition of this interest in June of 2005. Production rates at Endeavor have not yet returned to expected quarterly levels as the mine continues to recover from a rock fall that occurred in October 2005. Coeur currently expects production levels to return to normal levels during the fourth quarter of 2006. Cash production cost in the second quarter of 2006 was above the level of a year ago due to higher smelting and refining charges associated with the increased market value of silver deductions charged pursuant to the smelting and refining contracts.
•	Broken Hill (Australia) – Silver production was 528,041 ounces, with a cash cost per ounce of $3.27. Cash production cost per ounce was above the level of the preceding quarter due to higher refining and smelting charges associated with the increased market value of silver deductions charged pursuant to the smelting and refining contracts. (Year-ago comparisons for Broken Hill are not meaningful because the mineral interest was acquired in the third quarter of 2005.) In addition, at Broken Hill, proven and probable silver mineral reserve ounces increased 20 percent to 18.0 million contained ounces as of June 2006 from 15.0 million contained ounces at year-end 2005.

Second Quarter 2006 Results (August 1, 2006)	Page 2 of 12

Balance Sheet and Capital Investment Highlights

The company had $393.3 million in cash and short-term investments as of June 30, 2006.  Capital investment during the second quarter of 2006 totaled $25.7 million, most of which was spent on the Kensington (Alaska) gold project.

•	At Kensington, capital investment totaled $20.9 million during the quarter as the company continued with an aggressive construction schedule. The company is aiming to complete the project and start producing gold near the end of 2007. Recent activity has focused on construction of the mill building and completion of major earthworks. Kensington is expected to produce 100,000 ounces of gold annually.
•	At San Bartolome, capital investment totaled $1.5 million during the quarter. The company is aiming to complete construction activities near the end of 2007. During the second quarter, the construction activities continued to focus on rough-cut grading of the plant site and construction of roads. Coeur has been pleased by the recent cooperative and productive actions of the Government of Bolivia. In particular, the company recently completed renegotiation of a contract with the Bolivian State Mining Company (COMIBOL) concerning timing of lease payments; entered into an agreement with COMIBOL that calls for joint exploration of certain COMIBOL silver properties in Potosi; and received a letter of assurance from the Minister of Mines regarding the government’s support for the San Bartolome project. Based on such developments, Coeur is proceeding with engineering and procurement activities. San Bartolome is expected to produce 8 million ounces of silver annually.

Exploration

During the second quarter, the company acquired two new exploration properties in the Santa Cruz province near the company’s Martha mine via option-to-purchase agreements with private Argentinean interests. The largest is the Costa property, at 98,500 acres, which lies about 90 miles north-northwest of Martha. The second property, called El Aguila, is located in the eastern part of the province approximately 90 miles north of the town of San Julian. The company has commenced exploration activities at both properties.

In the second quarter, the exploration program focused primarily on existing properties, with an emphasis on reserve development/delineation drilling and discovery of new mineralization at Cerro Bayo, Martha, and Kensington. Approximate drilling totals were 62,000 feet at Cerro Bayo, 17,000 feet at Martha, and 23,000 feet at Kensington.

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and has a strong presence in gold.  The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, and Nevada.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the Company’s second quarter 2006 results at 1 p.m. Eastern time on August 1, 2006. To listen live via telephone, call (877) 704-5378 (US and Canada) or (913) 312-1292 (International). The conference call and presentation will also be web cast on the Company’s web site www.coeur.com.  A replay of the call will be available through August 7, 2006.  The replay dial-in numbers are (888) 203-1112 (US and Canada) and (719) 457-0820 (International) and the access code is 6631943.

Second Quarter 2006 Results (August 1, 2006)	Page 3 of 12

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control.  Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q.  Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

The definitions of proven and probable mineral reserves under Canadian National Instrument 43-101 are substantially identical to the definitions of such reserves under Guide 7 of the SEC’s Securities Act Industry Guides.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information in this document. Mr. Birak has reviewed the available data and procedures and believes the collection of exploration data and calculation of mineral reserves reported in this document was conducted in a professional and competent manner. For a description of the key assumptions, parameters and methods used to estimate the Broken Hill mineral reserves, as well as a general discussion of the extent to which the estimate may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Broken Hill Mine Technical Report dated October 7, 2005 and filed on SEDAR at www.sedar.com.

Broken Hill Mineral Reserves
June 30, 2006	Short Tons (000s)	Silver Grade Ounces/ton	Silver Ounces Contained (000s)
Proven	10,065	1.46	14,651
Probable	2,842	1.18	3,365

Total	12,907	1.40	18,016

Mineral Reserves at June 30, 2006;
Metal prices;	$0.907/pound of zinc and $0.408/pound of lead
Cut-off grade;	8% combined lead and zinc for the North Mine.
7% combined lead and zinc for all other deposits.

Year-end 2005
Proven	8,522	1.31	11,134
Probable	2,998	1.27	3,822

Total	11,520	1.30	14,956

Second Quarter 2006 Results (August 1, 2006)	Page 4 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES	(In thousands except per share data)
Sales of metal	$54,041	$33,504	$98,895	$65,739
COSTS AND EXPENSES
Production costs applicable to sales	21,587	18,811	41,687	36,153
Depreciation and depletion	6,989	4,372	13,307	8,521
Administrative and general	4,528	5,156	9,618	10,705
Exploration	1,934	2,896	3,901	5,605
Pre-development	--	3,718	--	6,086
Litigation settlements	469	--	469	1,600

Total cost and expenses	35,507	34,953	68,982	68,670

OTHER INCOME AND EXPENSE
Interest and other income	4,794	1,335	7,314	3,284
Interest expense, net of capitalized interest	(367)	(562)	(888)	(1,132)

Total other income and expense	4,427	773	6,426	2,152

Income (loss) from continuing operations before income taxes	22,961	(676)	36,339	(781)
Income tax benefit (provision)	(2,829)	147	(2,481)	(532)

INCOME (LOSS) FROM CONTINUING OPERATIONS	20,132	(529)	33,858	(1,313)
Income (loss) from discontinued operations, net of income taxes	1,357	(1,172)	1,968	(1,533)
Gain on sale of net assets of discontinued operations	11,159	--	11,159	--

NET INCOME (LOSS)	32,648	(1,701)	46,985	(2,846)
Other comprehensive income (loss)	1,736	121	1,740	120

COMPREHENSIVE INCOME (LOSS)	$34,384	$(1,580)	$48,725	$(2,726)

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Income (loss) from continuing operations	$0.07	$(0.00)	$0.13	$(0.00)
Income (loss) from discontinued operations	0.05	(0.01)	0.05	(0.01)

Net income (loss)	$0.12	$(0.01)	$0.18	$(0.01)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.07	$(0.00)	$0.12	$(0.00)
Income (loss) from discontinued operations	0.04	(0.01)	0.04	(0.01)

Net income (loss)	$0.11	$(0.01)	$0.16	$(0.01)

Weighted average number of shares of common stock
Basic	277,474	240,028	265,049	240,007
Diluted	302,188	240,028	289,832	240,007

Second Quarter 2006 Results (August 1, 2006)	Page 5 of 12

Operating Statistics From Continuing Operations

        The following table presents information by mine and consolidated sales information for the three- and six-month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Rochester
Tons processed	2,737,547	2,293,621	5,269,447	4,652,034
Ore grade/Ag oz	0.76	1.09	0.72	1.00
Ore grade/Au oz	.009	.010	.011	.010
Recovery/Ag oz (A)	55.5%	48.5%	60.9%	50.5%
Recovery/Au oz (A)	75.1%	63.4%	58.3%	62.8%
Silver production ounces	1,153,295	1,208,584	2,301,658	2,344,581
Gold production ounces	18,265	14,412	34,382	28,404
Cash cost/oz	$2.61	$7.58	$3.46	$6.96
Total cost/oz	$5.80	$9.93	$6.70	$9.25
Cerro Bayo
Tons milled	115,361	92,666	215,636	191,250
Ore grade/Ag oz	7.20	7.80	6.43	7.41
Ore grade/Au oz	.094	.174	.094	.168
Recovery/Ag oz	95.1%	95.7%	94.2%	95.3%
Recovery/Au oz	92.1%	93.4%	92.1%	93.1%
Silver production ounces	789,746	691,846	1,305,568	1,351,139
Gold production ounces	9,935	15,100	18,729	29,967
Cash cost/oz	$1.82	$0.76	$2.47	$0.31
Total cost/oz	$3.77	$2.28	$4.63	$2.03
Martha Mine
Tons milled	6,817	8,915	15,666	16,753
Ore grade/Ag oz	97.79	70.82	79.75	61.54
Ore grade/Au oz	.134	.088	.105	.077
Recovery/Ag oz	95.0%	96.0%	94.2%	95.6%
Recovery/Au oz	91.8%	94.0%	92.0%	93.5%
Silver production ounces	633,014	606,121	1,176,500	985,181
Gold production ounces	839	735	1,509	1,206
Cash cost/oz	$5.14	$4.43	$5.04	$4.68
Total cost/oz	$5.61	$4.78	$5.50	$5.07
Endeavor (B)
Tons milled	118,775	53,069	221,778	53,069
Ore grade/Ag oz	1.11	1.46	1.20	1.46
Recovery/Ag oz	61.3%	75.5%	62.1%	75.5%
Silver production ounces	80,890	58,464	165,170	58,464
Cash cost/oz	$2.79	$1.89	$2.45	$1.89
Total cost/oz	$4.09	$3.13	$3.75	$3.13
Broken Hill (B)
Tons milled	525,888	--	1,106,911	--
Ore grade/Ag oz	1.32	--	1.35	--
Recovery/Ag oz	75.8%	--	72.2%	--
Silver production ounces	528,041	--	1,085,353	--
Cash cost/oz	$3.27	--	$3.07	--
Total cost/oz	$6.02	--	$5.82	--
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	3,184,986	2,565,015	6,034,249	4,739,365
Gold ounces	29,039	30,247	54,620	57,577
Cash cost per oz/silver	$3.03	$4.87	$3.46	$4.53
Total cost/oz	$5.25	$6.50	$5.78	$6.25
CONSOLIDATED SALES TOTALS
Silver ounces sold	3,249,854	2,881,145	6,127,744	5,534,242
Gold ounces sold	29,157	34,029	54,891	69,213
Realized price per silver ounce	$13.10	$7.25	$11.82	$7.05
Realized price per gold ounce	$649	$431	$620	$427

(A)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates – Ore on Leach Pad.

Second Quarter 2006 Results (August 1, 2006)	Page 6 of 12

(B)	The Company acquired its interests in the Endeavor and Broken Hill mines in May 2005 and September 2005, respectively.

Operating Statistics From Discontinued Operation

        The following table presents information for Coeur Silver Valley which was sold on June 1, 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Silver Valley/Galena
Tons milled	20,224	35,933	52,876	73,391
Ore grade/Silver oz	13.92	16.01	15.15	17.79
Recovery/Silver oz	95.6%	97.3%	96.0%	97.3%
Silver production ounces	269,027	559,700	768,674	1,269,996
Cash cost/oz	$10.72	$8.05	$9.75	$7.32
Total cost/oz	$11.04	$8.95	$10.64	$8.11
Gold production	58	54	180	145

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs” set forth below.

Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs

        The tables below present reconciliations between Non-GAAP cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization (GAAP).

THREE MONTHS ENDED JUNE 30, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	1,153,295	789,746	633,014	80,890	528,041	3,184,186
Cash Costs per ounce	$2.61	$1.82	$5.14	$2.79	$3.27	$3.03

Total Cash Costs (Non-GAAP)	$3,008	$1,439	$3,251	$225	$1,727	$9,650
Add/Subtract:
Third party smelting costs	--	(1,021)	(469)	(155)	(762)	(2,407)
By-product credit (2)	11,535	6,298	522	--	--	18,355
Other adjustments	197	--	--	--	--	197
Change in inventory	(4,130)	(245)	(159)	(6)	332	(4,208)
Depreciation, depletion and
amortization	3,480	1,537	302	105	1,452	6,876

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$14,090	$8,008	$3,447	$169	$2,749	$28,463

Second Quarter 2006 Results (August 1, 2006)	Page 7 of 12

THREE MONTHS ENDED JUNE 30, 2005 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	1,208,584	691,846	606,121	58,464	--	2,565,015
Cash Costs per ounce	$7.58	$0.76	$4.43	$1.89	--	$4.87

Total Cash Costs (Non- GAAP)	$9,166	$527	$2,683	$111	--	12,487
Add/Subtract:
Third party smelting costs	--	(519)	(302)	(58)	--	(879)
By-product credit (2)	6,168	6,452	314	--	--	12,934
Other adjustment	(101)	(18)	(101)	--	--	(220)
Change in inventory	(8,240)	2,600	167	(38)	--	(5,511)
Depreciation, depletion and
amortization	2,838	1,051	215	72		4,176

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$9,831	$10,093	$2,976	$87	--	$22,987

SIX MONTHS ENDED JUNE 30, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	2,301,658	1,305,568	1,176,500	165,170	1,085,353	6,034,249
Cash Costs per ounce	$3.46	$2.47	$5.04	$2.45	$3.07	$3.46

Total Cash Costs (Non-GAAP)	$7,972	$3,222	$5,932	$405	$3,336	$20,867
Add/Subtract:
Third party smelting costs	--	(1,792)	(781)	(257)	(1,334)	(4,164)
By-product credit (2)	20,476	11,171	893	--	--	32,540
Other adjustments	936	--	--	--	--	936
Change in inventory	(7,022)	(1,596)	(223)	(54)	403	(8,492)
Depreciation, depletion and
amortization	6,518	2,820	540	214	2,985	13,077

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$28,880	$13,825	$6,361	$308	$5,390	$54,764

SIX MONTHS ENDED JUNE 30, 2005 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	2,344,581	1,351,139	985,181	58,464	--	4,739,365
Cash Costs per ounce	$6.96	$0.31	$4.68	$1.89	--	$4.53

Total Cash Costs (Non- GAAP)	$16,319	$418	$4,615	$111	--	$21,463
Add/Subtract:
Third party smelting costs	--	(1,238)	(499)	(58)	--	(1,795)
By-product credit (2)	12,160	12,800	515	--	--	25,475
Other adjustment	(201)	(10)	(174)	--	--	(385)
Change in inventory	(11,798)	3,266	(35)	(38)	--	(8,605)
Depreciation, depletion and
amortization	5,368	2,322	381	73	--	8,144

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$21,848	$17,558	$4,803	$88	--	$44,297

Second Quarter 2006 Results (August 1, 2006)	Page 8 of 12

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations (see Note D):

Coeur Silver Valley/Galena	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2006(3)	2005	2006(3)	2005
	(In thousands except ounces and per ounce costs)
Production of Silver (ounces)	269,027	559,700	768,674	1,269,996
Cash Costs per ounce	$10.72	$8.05	$9.75	$7.32

Total Cash Costs (Non-GAAP)	$2,883	$4,508	$7,498	$9,290
Add/Subtract:
Third party smelting costs	(595)	(835)	(1,464)	(1,959)
By-product credit (2)	677	689	1,473	1,628
Change in inventory	1,008	373	726	(323)
Depreciation, depletion and
amortization	86	501	681	1,013

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	$4,059	$5,236	$8,914	$9,649

(1)	The Company’s share of silver production at Endeavor and Broken Hill commenced in May 2005 and September 2005, respectively.
(2)	By-product credits are based upon production units and the period’s average metal price for the purposes of reporting cash costs per ounce.
(3)	Amounts represent two and five months ended May 31, 2006, respectively.

Second Quarter 2006 Results (August 1, 2006)	Page 9 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$373,392	$214,616
Short-term investments	19,896	25,726
Receivables	28,597	27,986
Ore on leach pad	28,740	25,394
Metal and other inventories	13,394	12,807
Deferred tax assets	3,855	2,255
Prepaid expenses and other	6,590	4,707
Assets of discontinued operations held for sale (Note D)	--	14,828

	474,464	328,319
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	111,918	105,107
Less accumulated depreciation	(61,033)	(57,929)

	50,885	47,178
MINING PROPERTIES
Operational mining properties	124,721	121,441
Less accumulated depletion	(110,759)	(105,486)

	13,962	15,955
Mineral interests	72,201	72,201
Less accumulated depletion	(5,417)	(2,218)

	66,784	69,983
Non-producing and development properties	119,519	72,488

	200,265	158,426
OTHER ASSETS
Ore on leach pad, non-current portion	34,265	29,254
Restricted cash and cash equivalents	19,035	16,943
Debt issuance costs, net	5,303	5,454
Deferred tax assets	2,292	923
Other	7,574	8,319

	68,469	60,893

TOTAL ASSETS	$794,083	$594,816

Second Quarter 2006 Results (August 1, 2006)	Page 10 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2006	December 31, 2005
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$24,324	$17,189
Other current liabilities	11,315	6,274
Accrued interest payable	1,031	1,031
Accrued salaries and wages	6,723	7,840
Current taxes payable	5,445	66
Liabilities of discontinued operations held for sale (Note D)	--	12,908

	48,838	45,308
LONG-TERM LIABILITIES
1¼% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	24,278	24,082
Other long-term liabilities	3,677	3,873

	207,955	207,955
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 278,994,490 and 250,961,353 shares in 2006 and
2005 (1,059,211 shares held in treasury)	278,994	250,961
Additional paid-in capital	776,305	656,977
Accumulated deficit	(504,722)	(551,357)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(97)	(1,838)

	537,290	341,553

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$794,083	$594,816

Second Quarter 2006 Results (August 1, 2006)	Page 11 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three and Six Months Ended June 30, 2006 and 2005
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss )	$32,648	$(1,701)	$46,985	$(2,846)
Add (deduct) non-cash items:
Depreciation and depletion	6,989	4,372	13,307	8,521
Deferred taxes	(1,058)	(559)	(3,131)	120
Unrealized loss on embedded derivative, net	4,760	426	3,201	35
Share based compensation	538	174	1,164	574
Loss (gain) on sale of net assets of discontinued operations and
other, net	(11,306)	167	(11,322)	167
Other charges	175	429	692	840
Changes in Operating Assets and Liabilities:
Receivables	(4,020)	(11,554)	810	(12,871)
Prepaid and other current assets	(1,362)	(1,603)	(1,025)	(722)
Inventories	(4,355)	(5,937)	(8,945)	(9,193)
Accounts payable and accrued liabilities	8,554	4,695	7,636	2,363
Discontinued operations	469	1,946	(176)	1,370

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	32,032	(9,145)	49,196	(11,642)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,677)	(21,889)	(53,484)	(25,388)
Purchases of short-term investments	1,498	(12,294)	(9,883)	(22,840)
Proceeds from sales of short-term investments	3,300	16,097	13,616	22,112
Other	(202)	61	(443)	33
Discontinued operations	14,862	(733)	14,365	(1,366)

CASH USED IN INVESTING ACTIVITIES	(6,219)	(18,758)	(35,829)	(27,449)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt	(352)	(76)	(689)	(156)
Proceeds from issuance of common stock	--	--	154,560	--
Payment of public offering costs	--	17	(8,388)	(552)
Other	280	--	(74)	--

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:	(72)	(59)	145,409	(708)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25,741	(27,962)	158,776	(39,799)
Cash and cash equivalents at beginning of period	347,651	261,231	214,616	273,068

Cash and cash equivalents at end of period	$373,392	$233,269	$373,392	$233,269

Second Quarter 2006 Results (August 1, 2006)	Page 12 of 12